Exhibit 2.3

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

HVP SUN INVESTOR LLC,

a Delaware limited liability company,

and

SUNRISE SENIOR LIVING INVESTMENTS, INC.,

a Virginia corporation

August 21, 2012

Section 11.13	References	28
Section 11.14	Exhibits	28
Section 11.15	Attorneys’ Fees	28
Section 11.16	Waiver of Jury Trial	28
Section 11.17	Facsimile and PDF Signatures	28

EXHIBITS

A         Facilities; Facility Owners; Operating Subtenants

B.        Form of Assignment and Assumption of Interest Agreement

C.        Non-Foreign Status Affidavit

D.        Form of Mutual Release

E.        Sample Purchase Price Calculation

F.        Transfer Tax Payment Allocation

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of the 21st day of August, 2012, by and among HVP SUN INVESTOR LLC, a Delaware limited liability company (“Seller”) and SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation (“Purchaser”).  Certain capitalized terms used herein are defined in Section 1.01.

RECITALS:

A.                                    Seller and Purchaser are the sole members of Metropolitan Senior Housing LLC (“MSH Venture”), in which Seller owns a seventy-five percent (75%) membership interest and Purchaser owns a twenty-five percent (25%) membership interest and is the managing member.

B.                                    Seller, Purchaser and Sunrise Senior Living, Inc., a Delaware corporation (“SSLI”) are the sole partners of Sunrise Lafayette Hills Assisted Living, L.P. (“Lafayette Venture”), in which Seller owns a seventy-five percent (75%) limited partnership interest, SSLI owns a twenty-four percent (24%) limited partnership interest and Purchaser owns a one percent (1%) general partnership interest.

C.                                    Seller, Purchaser and SSLI are the sole partners of Sunrise Paoli Assisted Living, L.P. (“Paoli Venture” and together with the Lafayette Venture and the MSH Venture, the “Joint Venture”), in which Seller owns a seventy-five percent (75%) limited partnership interest, SSLI owns a twenty-four percent (24%) limited partnership interest and Purchaser owns a one percent (1%) general partnership interest.

D.                                    Seller is the sole member of MSH Operating, LLC (“Operating Tenant”).

E.                                     Operating Tenant is (i) the sole member of MSH/Oakland Hills GP, LLC (“Oakland Hills Operating Tenant GP”), (ii) the ninety-nine percent (99%) limited partner of MSH Oakland Hills Operating, L.P. (“Oakland Hills Operating Tenant”) and (iii) the sole member of each of the limited liability companies set forth in Column 3 of Exhibit A attached hereto (the “Operating LLC’s” and collectively with Oakland Hills Operating Tenant, the “Operating Subtenants”).  Oakland Hills Operating Tenant GP is the one percent (1%) general partner of Oakland Hills Operating Tenant. The Operating Subtenants and the Oakland Hills Operating Tenant GP are referred to herein collectively as the “Operating Subsidiaries”)

F.                                      MSH Venture is (i) the sole member of Metropolitan/Oakland Hills GP, LLC (“Oakland Hills Facility Owner GP”), (ii) the ninety-nine percent (99%) limited partner of Sunrise Oakland Assisted Living Limited Partnership (“Oakland Hills Facility Owner”) and (iii) the sole member of each of the limited liability companies set forth in Column 1 of Exhibit A attached hereto (the “Facility Owner LLC’s” and collectively with Oakland Hills Facility Owner, the “Facility Owners”).  Oakland Hills Facility Owner GP is the one percent (1%) general partner of Oakland Hills Facility Owner.

G.                                    (i) Seller’s interest in the Joint Venture is referred to herein as “Seller’s Venture Interest” and (ii)  Seller’s interest in the Operating Tenant is referred to herein as

“Seller’s Operating Tenant Interest.” Seller’s Venture Interest and Seller’s Operating Tenant Interest is referred to herein collectively as “Seller’s Interest.”  Operating Tenant’s interests in the Operating Subtenants and the Oakland Hills Operating Tenant GP and the Oakland Hills Operating Tenant GP’s interest in the Oakland Hills Operating Tenant is referred to herein collectively as the “Opco Interests”)

H.                                   MSH Venture is governed by that certain Amended and Restated Limited Liability Company Agreement of Metropolitan Senior Housing, LLC, dated as of December 12, 2006 (as amended, the “MSH Venture Agreement”).

I.                                        Lafayette Venture is governed by that certain Third Amended and Restated Limited Partnership Agreement of Sunrise Lafayette Hills Assisted Living, L.P. dated as of December 12, 2006 (as amended, the “Lafayette Venture Agreement”).

J.                                        Paoli Venture is governed by that certain Third Amended and Restated Limited Partnership Agreement of Sunrise Paoli Assisted Living, L.P. dated as of December 12, 2006 (as amended, the “Paoli Venture Agreement” and together with the MSH Venture Agreement and the Lafayette Venture Agreement, the “Venture Agreement”).

K.                                   Each Facility Owner owns the fee simple interest in the senior living facility described in Column 2 of Exhibit A attached hereto (the “Facilities”) set forth across from such Facility Owner’s name.

L.                                     Each Facility is (a) leased from the applicable Facility Owner to MSH Venture pursuant to separate Lease and Security Agreements, each dated as of December 12, 2006 (each, a “Operating Prime Lease”), (b) subleased from MSH Venture to the Operating Tenant pursuant to a Sublease and Security Agreement dated as of December 12, 2006 (the “Operating Sublease”) and (c) sub-subleased from the Operating Tenant to the applicable Operating Subtenant pursuant to separate Sub-Sublease and Security Agreements, each dated as of December 12, 2006 (each, an “Operating Sub-Sublease”).

M.                                 Pursuant to a separate property management agreement and related documents for each Facility, each of the Facilities is managed by Sunrise Senior Living Management, Inc., an Affiliate of Purchaser (“Manager”).

N.                                    At Closing, Purchaser intends to purchase Seller’s Interest and Seller has agreed to sell Seller’s Interest to Purchaser pursuant to the terms and conditions set forth herein, and upon receipt of the Purchase Price, Seller has agreed to withdraw from Joint Venture pursuant to the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

INTERPRETATION

Section 1.01                             Defined Terms.  As used herein, the following terms shall have the meanings indicated:

Affiliate:  With respect to any specified Person that is not an individual, another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person.

Assignment and Assumption of Interest Agreement:  Assignment and Assumption Agreement substantially in the form of Exhibit B.

Business Day:  Any day, other than a Saturday, a Sunday or a day on which banks in New York City are required or authorized to close.

Charter Documents:  (i) with respect to any Person which is a corporation, the certificate of incorporation and bylaws of such Person, (ii) with respect to any Person which is a limited liability company, the certificate of formation and operating or limited liability company agreement of such Person, and (iii) with respect to any Person which is a limited partnership, the certificate of limited partnership and partnership agreement of such Person.

Code:  The United States Internal Revenue Code of 1986, as amended.

Contract Date:  The date of this Agreement, set forth in the introductory paragraph.

Deposit:  The sum of Five Million Dollars ($5,000,000.00).

Documents:  This Agreement and all Exhibits hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent:  First American Title Insurance Company, Washington DC office.

Existing Owner Financing:  The existing mortgage financing obtained by the Facility Owners with respect to the Facilities.

GAAP:  United States generally accepted accounting principles, consistently applied.

Governmental Entity:  Any governmental authority, agency, commission, board or public authority.

Healthcare Permits:  All licenses, permits, certifications or approvals issued by Governmental Entities necessary for Facility Owners, Operating Tenant, Operating Subtenants and Manager to provide healthcare and other assisted living services to Residents as are provided or offered by Facility Owners, Operating Tenant, Operating Subtenants or Manager as of the Contract Date or the Closing Date.

Liabilities:  Obligations or commitments of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, accrued, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any indebtedness or guaranty.

Licenses:  All certificates, licenses, and permits issued by Governmental Entities in connection with the ownership, leasing, use, occupancy, operation, and maintenance of the Facilities, including the Healthcare Permits.

Lien:  Any mortgage, deed of trust, pledge, hypothecation, right of first refusal, security, voting trust agreement, encumbrance, option, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

Liquid Assets:  Cash and cash equivalents and the market value of other financial assets which in all cases (a) are not the subject of any Lien or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, and (b) are able to be converted to cash within fifteen (15) days.

Loss:  With respect to any Person, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim, but excluding consequential damages.

Material Adverse Effect:  Any change, event, development or effect that individually or in the aggregate has a material adverse effect on (a) the assets, financial condition or results of operations of Joint Venture, the Facilities, the Facility Owners, the Operating Tenants, the Operating Subtenants and the Real Property in the aggregate or (b) the ability of the parties to consummate the transactions contemplated by this Agreement.

Person:  Any individual, partnership, corporation, limited liability company, trust or other legal entity.

Popky Litigation:  That certain litigation entitled George L. Popky, M.D., Executor of the Estate of Janet Parker Popky, M.D., v. Sunrise Senior Living of Lafayette Hill, et al, Court of Common Please, Montgomery County, PA, Case #2012-12586-0.

Purchase Price:  An amount equal to the amount which would be distributable to Seller if the Facilities are sold on the Closing Date for a gross purchase price equal to $340,000,000.00 and the proceeds of sale had been distributed in accordance with the provisions of the Venture Agreement without the funding of reserves or other holdbacks of any kind.  For purposes of example only, a sample calculation is attached hereto as Exhibit E.  The Purchase Price received by Seller at the Closing shall be adjusted to reflect prorations and adjustments as set forth in Section 2.02 and Section 8.04.

Real Property:  The real property identified in Column 2 of Exhibit A that is owned in fee simple by the relevant Facility Owners and all buildings, structures, fixtures and other improvements located thereon, including all permits, easements, Licenses, rights-of-way, rights and related appurtenances.

(i)                                     Resident:  Each individual resident at the Facilities in his/her capacity as such.

Specially Designated National or Blocked Person:  (i) A person or entity designated by the U.S. Department of the Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 (the “Executive Order”), or (iii) a person or entity otherwise identified by Governmental Entity or legal authority as a person with whom a United States Person is prohibited from transacting business.  As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

Taxes:  All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding impact fees or other similar exactions levied or payable in connection with the development or operation of any of the Facilities and excluding special assessments.

United States Person:  (i) Any individual or business entity, regardless of location, that is a resident of the United States; (ii) any individual or business entity physically located within the United States; (iii) any business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (iv) any business entity, wheresoever organized or doing business, which is owned or controlled by an individual or business entity specified in (i) or (iii) above.

Section 1.02                             Additional Defined Terms.  As used herein, the following terms shall have the meanings defined in the recitals or sections indicated below:

Agreement	Preamble
Closing	Section 8.01
Closing Date	Section 3.03
Closing Distribution Period	Section 2.02
Closing Statement	Section 8.02(a)(v)
Deposit Delivery Notice	Section 10.02(d)
Facility/Facilities	Recital K
Facility Owners	Recital F

Indemnified Party	Section 9.05(a)
Indemnifying Party	Section 9.05(a)
Manager	Recital M
Mutual Release	Section 8.02(a)(vii)
Purchaser	Preamble
Purchaser’s Objection Notice	Section 10.02(d)
Seller	Preamble
Seller Default Notice	Section 10.02(c)
Seller’s Interest	Recital A
Seller’s Objection Notice	Section 10.02(c)
SSLI	Recital B

Article II.

AGREEMENT TO SELL AND PURCHASE SELLER’S INTEREST

Section 2.01                             Sale of Seller’s Interest. Upon and subject to the terms and conditions provided herein, in consideration of the payment of the Purchase Price to Seller, Seller hereby agrees to sell to Purchaser, Seller’s Interest. At the Closing, Purchaser will pay the Purchase Price as follows:  Purchaser shall pay to Seller an amount equal to the Purchase Price less the Deposit, which shall be credited and paid to Seller pursuant to Article X.  The parties shall use commercially reasonable efforts to agree on an allocation of the Purchase Price among real estate, personal property, inventory and good will prior to the Closing Date.

Section 2.02                             Distribution of Certain Cash. Notwithstanding anything to the contrary contained herein, the parties acknowledge that (x) prior to Closing, Purchaser shall continue to cause Joint Venture to make distributions of Distributable Cash (as defined in the Venture Agreement) to Seller in accordance with and subject to the provisions of the Venture Agreement and (y) at Closing, Purchaser shall cause Joint Venture to make a distribution of Distributable Cash to Seller in accordance with the provisions of the Venture Agreement with respect to the period from (a) the last period for which Distributable Cash was distributed prior to the Closing Date through (b) the Closing Date, as reasonably estimated by Purchaser (the “Closing Distribution Period”). Within sixty (60) days after the Closing Date, Purchaser shall deliver to Seller a statement, which shall be subject to the reasonable approval of Seller, showing the actual Distributable Cash for the Closing Distribution Period (and for any other period which has not been reconciled in accordance with Section 5.2.2 of the Venture Agreement) and to the extent the calculation of the distribution referenced in the previous sentence was in error, the party in whose favor such error was made shall pay such difference to the other party promptly (but in no event more than five (5) days) after such statement is provided and approved by Seller in its reasonable discretion, and this sentence shall survive the Closing.  Seventy-five percent (75%) of all other cash and working capital held by any of the Venture, the Facility Owners, the Operating Tenant or the Operating Subtenants and the entities in which they own direct or indirect interests

(whether on hand or in bank accounts) shall be paid over to Seller on the Closing Date (and the Purchase Price shall be increased by 75% of any such amounts that are restricted or otherwise unable to be distributed as of the Closing Date).

Section 2.03                             Deposit.

(a)                                 Not later than two (2) Business Days after the Contract Date, Purchaser shall deposit with Escrow Agent the Deposit.  The failure of the Deposit to be timely deposited in accordance with this Section 2.03(a) shall render this Agreement immediately terminable at any time thereafter by Seller upon written notice to Purchaser and Escrow Agent, unless prior to such termination Purchaser makes the delinquent Deposit and receives written acceptance thereof from Seller.

(b)                                 If Purchaser shall have deposited the Deposit with the Escrow Agent in accordance with Section 2.03(a), the Deposit shall become non-refundable to Purchaser, except upon the Purchaser’s termination of this Agreement in accordance with the provisions of Section 9.01.

(c)                                  The Deposit shall be held, invested and credited and disbursed in accordance with the provisions of Article X.

Article III.

TITLE TO SELLER’S INTEREST

Section 3.01                             Intentionally Omitted.

Section 3.02                             Title to Interests.  Seller shall cause to be released at or prior to Closing all Liens encumbering Seller’s Interest and/or the Opco Interests.

Section 3.03                                                             Satisfaction of Conditions Precedent.  The Closing shall take place, as provided in Section 8.01, on or before October 5, 2012 (such date, the “Closing Date”).  Subject to the foregoing sentence, if all conditions precedent have not been satisfied or waived on or prior to the Closing Date, then the party in whose favor such condition precedent runs may terminate this Agreement and all other Documents (except for those provisions of this Agreement and such other Documents that by their terms survive such termination), whereupon the parties hereto shall have no further obligations to each other in relation to this Agreement, such other Documents or the transactions contemplated hereunder or thereunder (except for those obligations set forth in provisions of this Agreement and such other Documents that by their terms survive such termination), and provided that the provisions of Article X shall control the disposition of the Deposit.

Article IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.01                             Organization, Good Standing and Entity Authority.  Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power to own and operate its properties and carry on its business.

Section 4.02                             Authorization and Binding Effect of Documents.  Purchaser has all requisite power and authority to enter into this Agreement and shall have all requisite power and authority to enter into the other Documents to which Purchaser is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, on the terms and subject to the conditions herein, has been duly authorized by all necessary action on the part of Purchaser and Purchaser’s equity holders and/or board of directors or managers.  This Agreement has been, and each of the other Documents to which Purchaser is to be a party will be, duly executed and delivered by Purchaser at or prior to Closing.  This Agreement constitutes (and each of the other Documents to which Purchaser is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 4.03                             ERISA.

(a)                                 Purchaser is not an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” of either of the foregoing.

(b)                                 Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA and Purchaser is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans that would be violated by the transactions contemplated by this Agreement.

Section 4.04                             Absence of Conflicts.  The execution, delivery and performance by Purchaser of this Agreement and the other Documents to which Purchaser is to be a party, and consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under the provisions of any certificate or articles of incorporation, bylaws, operating or partnership agreement or other charter documents of Purchaser, any law, regulation, judgment, rule, order or decree to which Purchaser is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Purchaser is subject; provided, that, Purchaser makes no representation or warranty pursuant to this Section 4.04 with respect to Licenses, Healthcare Permits or related regulatory matters relating to the Joint Venture, the Operating Tenant, the Operating Subtenants, the Manager or their respective Affiliates.

Section 4.05                             Consents.  Except for and such reports and filings that an Affiliate of Purchaser may be required to make with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the execution, delivery and performance by Purchaser of this Agreement and the other Documents to which Purchaser is to be a party do not require any order, permission, consent, approval, authorization, registration or validation of, or exemption, clearance or other action by, or notice or declaration to, or filing with, any Governmental Entity or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect; provided, that, Purchaser makes no representation or warranty pursuant to this Section 4.05 with respect to Licenses, Healthcare Permits or related regulatory matters relating to the Joint Venture, the Operating Tenant, the Operating Subtenants, the Manager or their respective Affiliates.

Section 4.06                             Broker’s or Finder’s Fees.  No agent, broker, investment banker or other Person acting on behalf of or under the authority of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the transactions contemplated by this Agreement.

Section 4.07                             No Judgments.  Other than the Popky Litigation, there are no judgments presently outstanding and unsatisfied against Purchaser, and Purchaser is not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which judgment, litigation or proceeding could reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to Purchaser’s knowledge, (i) no such judgment, litigation or proceeding is threatened against Purchaser which could reasonably be anticipated to have a Material Adverse Effect and (ii) no investigation looking toward such a proceeding has begun or is contemplated.

Section 4.08                             No Insolvency.  Purchaser has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding with respect to a compromise or arrangement, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any emcumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets or otherwise taken advantage of any bankruptcy or insolvency laws.

Section 4.09                             Specially Designated National or Blocked Person.  Neither Purchaser (including, without limitation, any and all of its members, directors and officers), nor any of its Affiliates is a Specially Designated National or Blocked Person; provided that Purchaser makes no representations or warranties whatsoever with respect to stockholders of SSLI.  Neither Purchaser nor any of its Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government.  Neither Purchaser nor any of its Affiliate is acting on behalf of a government of any country that is subject to such an embargo.  Notwithstanding the foregoing, Purchaser makes no representations or warranties whatsoever with respect to stockholders of SSLI.

As used in this Agreement, the phrase “to Purchaser’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed, or implied) knowledge, after due inquiry, of Edward Burnett or Philip Kroskin.

Article V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 5.01                             Organization and Good Standing and Entity Authorization.  Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite limited liability company power to own, operate and lease its properties and carry on its business.

Section 5.02                             Authorization and Binding Effect of Documents.

(a)                                 Seller has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which it is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, on the terms and subject to the conditions herein, have been duly authorized by all necessary action on the part of Seller and Seller’s equity holders.  This Agreement has been, and each of the other Documents to which Seller is to be a party will be, duly executed and delivered by Seller at or prior to Closing.

(b)                                 This Agreement constitutes (and each of the other Documents to which Seller is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 5.03                             Absence of Conflicts.  The execution, delivery and performance by Seller of this Agreement and the other Documents to which Seller is to be a party, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate of formation or limited liability company agreement of Seller, any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller is bound or affected, or any law, regulation, rule, judgment, order or decree to which Seller is subject; provided that Seller makes no representation or warranty pursuant to this Section 5.03 with respect to Licenses, Healthcare Permits or related regulatory matters relating to the Joint Venture, the Operating Tenant, the Operating Subtenants, the Manager or their respective Affiliates.

Section 5.04                             Consents.  The execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance, order, permission, license, registration or validation of, or exemption by, or other action by or notice or declaration to, or filing with, any court or Governmental Entity, or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect; provided that Seller makes no representation or warranty pursuant to this Section 5.04 with respect to Licenses, Healthcare Permits or related regulatory matters relating to the Joint Venture, the Operating Tenant, the Operating Subtenants, the Manager or their respective Affiliates.

Section 5.05                             Broker’s or Finder’s Fees.  No agent, broker, investment banker, or other Person acting on behalf of or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Purchaser in connection with the transactions contemplated by this Agreement.

Section 5.06                             ERISA.

(a)                                 Seller is not an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” of either of the foregoing.

(b)                                 Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA and Seller is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans that would be violated by the transactions contemplated by this Agreement.

Section 5.07                             No Judgments.  Other than the Popky Litigation, there are no judgments presently outstanding and unsatisfied directly against Seller, and Seller is not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which judgment, litigation or proceeding could reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to Seller’s knowledge, (i) no such judgment, litigation or proceeding is threatened against Seller which could reasonably be anticipated to have a Material Adverse Effect and (ii) no investigation looking toward such a proceeding has begun or is contemplated.

Section 5.08                             No Insolvency.  Seller has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, or had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any emcumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets or otherwise taken advantage of any bankruptcy or insolvency laws.

Section 5.09                             FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the regulations issued thereunder.

Section 5.10                             Specially Designated National or Blocked Person.  Based solely on publicly-available information or as otherwise disclosed to Seller, neither Seller, nor any of its shareholders, directors or officers is a Specially Designated National or Blocked Person.  Neither Seller nor any of its shareholders is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government.  Neither Seller nor any of its shareholders, directors or officers is acting on behalf of a government of any country that is subject to such an embargo.

Section 5.11                             Ownership of Seller’s Interest.

(a)                                 Seller is the sole legal owner of Seller’s Interest.  Seller’s Interest is free and clear of all Liens encumbering Seller’s Interest, and Seller has good and marketable title to Seller’s Interest (subject to applicable securities laws).  There is no restriction or limitation on Seller’s right to sell Seller’s Interest as contemplated by this Agreement, except as set forth in the Venture Agreement and that the approval and consent of Purchaser is required for the consummation by Seller of the transactions contemplated by this Agreement, which consent and approval shall be evidenced by Purchaser’s execution and delivery of this Agreement.  At Closing, Seller will transfer to Purchaser Seller’s Interest, free and clear of all Liens.

(b)                                 Operating Tenant is the sole legal owner of Oakland Hills Operating Tenant GP and the Operating Subtenants (other than Oakland Hills Operating Subtenant).  Operating Tenant and Oakland Hills Operating Subtenant GP are the sole legal owners of Oakland Hills Operating Tenant.  The Opco Interests are validly issued.

Section 5.12                             Intentionally Omitted.

Section 5.13                             No Undisclosed Liabilities. To Seller’s knowledge, none of the Operating Tenant, the Oakland Hills Operating Subtenant GP or the Operating Subtenants has any material Liabilities required by GAAP to be disclosed on a balance sheet, except those Liabilities incurred in the ordinary course of business, those Liabilities that have been disclosed to Purchaser or Manager or that Purchaser or Manager have knowledge of, or those Liabilities that are set forth on the most recent financial statements of such entities.

As used in this Agreement, the phrase “to Seller’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed or implied) knowledge, after due inquiry, of Tom Krumwiede or John Clement.

Article VI.

COVENANTS

Section 6.01                             Publicity.  The parties agree that, prior to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties, except as required by law or applicable regulations.  The parties may disclose this Agreement and matters relating to the subject matter hereof to (i) their professional advisers (including legal and financial advisers) or (ii) to any prospective or existing lenders, provided that in each case any such party informs the recipient of the confidentiality obligations of such party hereunder. The parties understand and agree that if required by law, or if required by applicable disclosure requirements under applicable securities laws or other laws, one or more of the parties may (i) disclose certain information concerning the transaction, (ii) issue one (1) or more press releases concerning the execution of this Agreement and/or the purchase of the Facilities, provided that with respect to any press release which identifies Seller, Purchaser or their respective Affiliates, the party issuing the release shall use its reasonable best efforts to seek the prior approval of the other party, as applicable, such approval not to be unreasonably delayed or withheld and, in any event, such requirement to seek prior approval not to preclude any party or its Affiliate from complying with applicable disclosure obligations under law, and (iii) file a copy of this Agreement with the Securities and Exchange Commission.

Section 6.02                             Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and for which it is responsible for the satisfaction of, and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement, provided that except as otherwise provided in this Agreement in no event shall a party be required to pay more than a de minimus amount to any third party in connection with the exercise of such commercially reasonable efforts.

Section 6.03                             No Recordation.  Seller and Purchaser each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded.

Section 6.04                             Licenses.  Seller shall use commercially reasonable efforts to cooperate, and shall cause the Operating Tenant and Operating Subtenants to cooperate, with Purchaser in such manner as Purchaser may reasonably request in connection with the issuance or transfer to Purchaser, Operating Tenant, the Operating Subtenants, the Facility Owners and/or Manager (or other appropriate party) of the Licenses, provided that in no event shall Seller be required to incur any financial obligation to any party in connection with the exercise of such commercially reasonable efforts.  Without limiting the generality of the foregoing, Seller shall promptly provide to Purchaser such information in its possession and control concerning Joint Venture, Manager, the Facility Owners, Operating Tenant, the Operating Subtenant and the Facilities as may be reasonably requested by any Governmental Entity in connection with the issuance of Licenses required to effect the transactions contemplated by this Agreement, and none of the Joint Venture, Operating Tenant, the Operating Subtenants or the Facility Owners shall bear any costs in connection with such issuance or transfer prior to the Closing..

Section 6.05                             Casualty.  In the event that all or any portion of the Facilities is damaged or destroyed by fire or other casualty prior to Closing and the cost of repair for all such damaged or destroyed Facilities in the aggregate is less than Thirty-Four Million Dollars ($34,000,000.00), subject to the terms of the Existing Owner Financing, the Joint Venture shall promptly cause the applicable Facility Owner to undertake such repair and complete the same, and Seller shall not have any obligation, direct or indirect, to fund any insurance deductible.  Closing will not be extended to permit the Facility Owner and Operating Subtenant to complete the same, but subject to the terms of any Existing Owner Financing, the insurance proceeds will be assigned to Purchaser to pay the costs of restoration.  In the event the cost of repair thereof is equal to or greater than Thirty-Four Million Dollars ($34,000,000.00), Purchaser, in its sole discretion, shall within ten (10) days after elect to either (i) proceed to Closing with no reduction in the Purchase Price, in which event all insurance proceeds attributable to such damage or destruction shall be retained by the Facility Owner or the Operating Subtenant at Closing and the amount of any deductible with respect to such damage or destruction shall be paid by Purchaser or (ii) as Purchaser’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser, and Purchaser and Seller shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 6.06                             Condemnation.  In the event there is any permanent or temporary actual or threatened taking or condemnation of any material portion of any Facility, Purchaser shall have the right, at its sole option, (i) to proceed to Closing with no reduction in the Purchase Price, in which event any and all proceeds of such taking or condemnation shall be delivered or assigned to the Facility Owner at Closing, or (ii) as Purchaser’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser, and Purchaser and Seller shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 6.07                             Operation of Business:  Through the Closing Date, Purchaser shall cause Manager to continue to manage and operate the Facilities, taken as a whole, in the ordinary course of business in the manner it has previously managed and operated the Facilities prior to the date of this Agreement.

Section 6.08                             Exclusivity During Contract Period.  Until the earlier of the Closing and the termination of this Agreement, none of Seller, Purchaser, or their respective Affiliates, agents, brokers or representatives shall (i) offer to, or negotiate with any other party with respect to a sale, joint venture, syndication or other disposition, transfer or conveyance of the Seller Interests and/or (ii) exercise the buy/sell procedure or the Marketing Right pursuant to any of the Paoli Venture Agreement, the Lafayette Venture Agreement or the MSH Venture Agreement.

Section 6.09                             Tax Information.  Purchaser shall provide to Seller, at Seller’s reasonable request and at no more than a de minimus cost to Purchaser, any documents, records, or similar information in Purchaser’s possession related to Taxes arising in periods prior to or at Closing with respect to the Seller’s Interest.

Article VII.

CONDITIONS PRECEDENT TO THE OBLIGATION

OF PURCHASER AND SELLER TO CLOSE

Section 7.01                             Conditions to Purchaser’s Obligation to Close.  The obligation of Purchaser to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by Purchaser at or prior to Closing:

(a)                                 Seller shall have performed in all material respects all of its obligations under this Agreement which are required to be performed at or prior to Closing.

(b)                                 All representations and warranties of Seller set forth in Article V of this Agreement shall have been true and correct in all material respects as of the Contract Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(c)                                  Seller shall have executed and/or delivered all of the documents required to be delivered at Closing pursuant to Section 8.02(a).

Section 7.02                             Conditions to Seller’s Obligation to Close.  The obligation of Seller to proceed to Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, in writing by Seller at or prior to Closing:

(a)                                 Purchaser shall have performed in all material respects its obligations under this Agreement which are required to be performed at or prior to Closing.

(b)                                 All representations and warranties of Purchaser set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Contract Date and as of Closing with the same force and effect as though made on and as of the Closing Date.

(c)                                  Purchaser shall have executed and delivered all of the documents required to be delivered at Closing pursuant to Sections 8.02(b).

Article VIII.

CLOSING

Section 8.01                             Time and Place.  Closing of Purchaser’s acquisition of Seller’s Interest pursuant to this Agreement (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP in New York City (or at such other place as Purchaser and Seller mutually agree) on the Closing Date or such other date as is mutually agreed upon by Seller and Purchaser.

Section 8.02                             Delivery of Documents at Closing.

(a)                                 At Closing, Seller shall:

(i)                                     Execute and deliver to Purchaser (or its designee) the Assignment and Assumption of Interest Agreement, which shall constitute Seller’s relinquishment of Seller’s Interest in the Joint Venture.

(ii)                                  Execute, cause to be acknowledged and deliver to Purchaser a certificate confirming the matters set forth in Sections 7.01(a) and (b) with respect to Seller as of the Closing Date, such certificate to be signed by a duly authorized officer of Seller (or its controlling Affiliate).

(iii)                               Provide to Purchaser (A) a copy of the Charter Documents of Seller certified by a duly authorized officer of Seller and (B) such other evidence of the power and authority of Seller to consummate the transactions described in this Agreement as Purchaser may reasonably require.

(iv)                              Execute, cause to be acknowledged as appropriate and deliver to Purchaser such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement and that are consistent with this Agreement (and do not impose any additional Liabilities on Seller above what is contemplated by this Agreement).

(v)                                 Execute, cause to be acknowledged as appropriate and deliver to Purchaser a closing statement or memorandum in a form reasonably acceptable to Purchaser and Seller (the “Closing Statement”).

(vi)                              Execute, cause to be acknowledged and deliver to Purchaser one or more non-foreign status affidavits in the form of Exhibit C, as required by Section 1445 of the Code.

(vii)                           Execute and deliver a Mutual Release Agreement in the form attached hereto as Exhibit D (the “Mutual Release”).

(viii)                        Execute or cause to be executed, and cause to be acknowledged and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms reasonably requested by Purchaser in connection with the transfer of Seller’s Interests or the indirect interests in the Facility Companies to Purchaser (or its designee) as contemplated hereunder.

(b)                                 At Closing, Purchaser shall:

(i)                                     Pay the Purchase Price in accordance with Section 2.01 hereof by wire transfer of immediately available funds to an account designated by Seller and the other closing costs to be borne by Purchaser hereunder.

(ii)                                  Execute and deliver the Assignment and Assumption of Interest Agreement.

(iii)                               Provide to Seller (A) a copy of the Charter Documents of Purchaser certified by a duly authorized officer of Purchaser, (B) a copy of resolutions or other actions of the board of directors or managers and members of Purchaser certified by a duly authorized officer or member of Purchaser, and (C) such other evidence of the power and authority of Purchaser to consummate the transactions described in this Agreement as Seller may reasonably require.

(iv)                              Execute, cause to be acknowledged as appropriate and deliver such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement and that are consistent with this Agreement (and do not impose any additional Liabilities on Purchaser above what is contemplated by this Agreement).

(v)                                 Execute, acknowledge and deliver a certificate to Seller confirming the matters set forth in Sections 7.02(a) and (b) with respect to Purchaser, as of the Closing Date, such certificates to be signed by an officer of Purchaser.

(vi)                              Execute and deliver, and cause SSLI, Joint Venture and Manager to execute and deliver, the Mutual Release.

(vii)                           Execute, and cause to be acknowledged, as appropriate, and deliver the Closing Statement.

(viii)                        Execute, and cause to be notarized and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Purchaser (as the case may be), in connection with the transfer of the Seller Interests or the indirect interests in the Facilities to Purchaser (or its designee).

Section 8.03                             Closing Costs.

(a)                                 Except as otherwise specifically provided in this Agreement, Purchaser and Seller shall each, as appropriate, pay the fees and expenses of their own attorneys, accountants, financial advisors, investment bankers and employees.

(b)                                 Any transfer taxes, fees or similar charges incurred as a result of the transactions contemplated by this Agreement shall be allocated between Purchaser and Seller as set forth on Exhibit F attached hereto.

(c)                                  Purchaser shall pay for any and all prepayment, defeasance or similar costs and fees in connection with the Existing Owner Financing, including any costs or fees in connection with consents from the holders of the Existing Owner Financing or other actions required in connection with the Existing Owner Financing with respect to the transactions contemplated by this Agreement.

Section 8.04                             Prorations.

(a)                                 All items of revenue and expenses with respect to the Venture, the Facility Owners, the Operating Tenant, the Operating Subtenants and the Facilities shall be prorated as of 11:59 pm on the Closing Date (the “Apportionment Time”) to allocate between (x) the Joint Venture as it was constituted immediately prior to the Closing Date (collectively, the “Original Company”) and (y) Purchaser (as 100% owner of the Joint Venture immediately following the Closing Date).  Original Company shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to the Apportionment Time, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time after the Apportionment Time.  Such adjustments shall be reflected on the Closing Statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the Closing Statement) and shall increase or decrease (as the case may be) the Purchase Price taking into account the parties respective interests in the Original Company.  All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.  Any item which cannot be finally prorated on the Closing Date because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available but in each case with the time frames set forth in Section 8.04(b) below.

(b)                                 As soon as reasonably practicable after Closing, and in no event later than the six (6) month anniversary of Closing, Seller and Purchaser shall agree on the final determination of all prorations included on the Closing Statement (the “Proration True-Up Statement”), provided that with respect to property tax prorations, Seller and Purchaser shall agree on the final determination of all such prorations within sixty days after Purchaser’s receipt of the final tax bills for all relevant periods with respect to all of the Facilities.  The net amount due Original Company or Purchaser, if any, by reason of such adjustments to the Closing

Statement as shown on the Proration True-Up Statement, shall be paid in cash by the party obligated therefore within ten (10) days following the date of the Proration True-Up Statement.

Article IX.

INDEMNITY; DEFAULT; DAMAGES

Section 9.01                             Purchaser’s Remedies for Seller’s Defaults.  If Seller materially breaches any of its representations and warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Purchaser to Seller specifying such default, including, without limitation, a breach of the obligation to sell Seller’s Interest on the Closing Date, time being of the essence, Purchaser may, as Purchaser’s sole remedy hereunder, by delivering notice in writing to Seller in the manner provide in this Agreement, either (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those obligations that expressly survive such termination) and Purchaser shall receive a disbursement of the Deposit, (ii) seek enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement, including but not limited to the transfer of Seller’s Interest or (iii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults without any reduction in the Purchase Price and without any further claim against Seller.

Section 9.02                             Seller’s Remedies for Purchaser’s Defaults.  If Purchaser materially breaches any of its representations or warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Seller to Purchaser specifying such default, Seller may, as its sole remedy hereunder, by delivering notice in writing to Purchaser in the manner provided in this Agreement, either, (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those obligations that expressly survive such termination), in which event Seller shall retain the Deposit as liquidated damages as the sole legal or equitable remedy for Purchaser’s default, the parties hereby acknowledging and agreeing that the damages which Seller would suffer as a result of such default and termination would be difficult, if not impossible, to determine and that the liquidated damages provided for herein are a fair and reasonable estimation of such damages, or (ii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults without any reduction in the Purchase Price and without any further claim against Purchaser; it being expressly understood and agreed the Seller shall have no right or remedy to seek specific performance or injunctive relief with respect to any default by Purchaser.

Section 9.03                             Indemnification by Purchaser.  If the Closing occurs, Purchaser shall indemnify, defend, and hold harmless Seller and its respective members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from (i) any breach by Purchaser of any of its representations, warranties, covenants or agreements in this Agreement or any other Document to which it is a party or (ii) provided Seller has complied with its obligations under Section 6.04 hereof, any claim made by a Governmental Authority against

Seller in connection with the Purchaser’s, Manager’s, Joint Venture’s, Operating Tenant’s, any Operating Subtenants’ or any Facility Owners’ failure to receive any consent or approval for the transactions contemplated hereunder which is required by applicable law in connection with the issuance, transfer or maintenance of any Healthcare Permits.

Section 9.04                             Indemnification by Seller.  If the Closing occurs, (A) Seller shall indemnify, defend, and hold harmless Purchaser and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document to which it is a party and (B) Heitman Value Partners, L.P., Heitman Value Partners (PF#1), L.P. (collectively, “Seller Parent”)  and Seller shall jointly and severally, indemnify, defend, and hold harmless Purchaser and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by Seller of any of its representations set forth in Sections 5.02(a) and 5.11; provided, however, that all claims for indemnification under this Section 9.04 must be set forth in reasonable detail in a written notice received by Seller and/or Seller Parent not later than the date that is twelve (12) months following the Closing Date (the “Survival Period”) and any litigation with respect to such claim shall be commenced on or prior to the date that is sixty (60) days after the expiration of the Survival Period.  Notwithstanding anything to the contrary contained herein or in any other Document, if the Closing occurs, neither Seller nor Seller Parent shall have any liability to Purchaser in excess of (a) with respect to the representation set forth in Sections 5.02(a) and 5.11, an amount equal to the Purchase Price and (b) with respect to all other breaches by Seller in this Agreement or any other Document, an amount equal to five percent (5%) of the Purchase Price.  During the Survival Period, Seller hereby agrees to maintain Liquid Assets determined in accordance with GAAP in an amount equal to not less than five percent (5%) of the Purchase Price, provided that if any litigation is brought against Seller with respect to claim(s) for which indemnification against Seller hereunder during the Survival Period (or during the sixty (60) day period after the expiration of the Survival Period if written notice of such claim setting forth such claim in reasonable detail is received by Seller not later than the end of the Survival Period), and such litigation is not finally determined or settled prior to the end of the Survival Period, then Seller shall continue to maintain Liquid Assets in an amount sufficient to provide indemnification to Purchaser with respect to such claim(s) hereunder until such claim(s) are finally determined or settled, but not greater than five percent (5%) of the Purchase Price.

Section 9.05                             Administration of Indemnification.  For purposes of administering the indemnification provisions set forth in Sections 9.03 and 9.04, the following procedure shall apply:

(a)                                 Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b)                                 In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld.  If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim.  In the case of clause (i) of the immediately preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c)                                  If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled prompt indemnification from the Indemnifying Party in accordance with this Article.

(d)                                 Failure or delay by an Indemnified Party to give prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

Section 9.06                             Exclusive Remedies.  The rights and remedies set forth in this Article IX shall be exclusive of all other rights to monetary damages that any party (or any party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Agreement or any other Document, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

Article X.

DEPOSIT AND ESCROW

Section 10.01                      Investment of Deposit.  Escrow Agent shall deposit the Deposit in an escrow account in the name of Escrow Agent in a commercial bank designated by Purchaser and reasonably acceptable to Seller.  Escrow Agent shall invest the Deposit in an insured non-interest bearing account, or in non-interest bearing investments backed by securities issued by the U.S. federal government, as Purchaser and Seller may from time to time direct.

Section 10.02                      Disbursement of Deposit.  Escrow Agent shall hold the Deposit in escrow and release the same as follows:

(a)                                 Intentionally Omitted.

(b)                                 Intentionally Omitted.

(c)                                  If Escrow Agent shall receive written notice from Purchaser (“Seller Default Notice”) stating that (i) Purchaser has terminated this Agreement in accordance with Section 9.01, (ii) Seller has not cured the applicable default in accordance with Section 9.01, and (iii) Purchaser is demanding the return of the Deposit, then Escrow Agent shall immediately deliver a copy of the Seller Default Notice to Seller.  If on or before the date which is five (5) Business Days following Seller’s receipt of the Seller Default Notice, Seller shall object in writing (“Seller’s Objection Notice”) to the return of the Deposit to Purchaser, then Escrow Agent shall not return the Deposit to Purchaser.  If Seller shall not deliver a Seller’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following Seller’s receipt of the Seller Default Notice, then Escrow Agent shall promptly return the Deposit to Purchaser, without the need for further instructions from or approvals by any other party to this Agreement.

(d)                                 If Escrow Agent shall receive a written notice from Seller (“Deposit Delivery Notice”) stating that Seller is entitled to the Deposit pursuant to the terms of this Agreement, Escrow Agent shall promptly deliver a copy of the Deposit Delivery Notice to Purchaser.  If on or before the date which is five (5) Business Days following Purchaser’s receipt of the Deposit Delivery Notice, Purchaser shall object in writing (“Purchaser’s Objection Notice”) to the release of the Deposit to Seller, then Escrow Agent shall not release the Deposit to Seller.  If Purchaser shall not deliver a Purchaser’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following Purchaser’s receipt of the Deposit Delivery Notice, then Escrow Agent shall promptly release the Deposit to Seller, without the need for further instructions from or approvals by any other party to this Agreement.

(e)                                  Intentionally Omitted.

(f)                                   Unless the Deposit shall have been previously released by Escrow Agent pursuant to this Section 10.02, at Closing, Escrow Agent shall deliver the Deposit to Seller as part of the Purchase Price.

Section 10.03                      Disputes.  In the event of any dispute between Seller and Purchaser, regarding the disbursement of the Deposit pursuant to Sections 10.02(c) or (d), or in the event Escrow Agent shall receive conflicting demands or instructions with respect to the disbursement of the Deposit, Escrow Agent shall withhold disbursement of the Deposit until it receives either (i) joint written instructions from Seller and Purchaser with respect to the disbursement of the Deposit or (ii) an order binding upon it from a court of competent jurisdiction with respect to the disbursement of the Deposit.  Notwithstanding the foregoing, in the event of any such dispute or conflicting demands or instructions, Escrow Agent shall have the right to deliver the Deposit into the registry of any court of competent jurisdiction, and Escrow Agent shall thereupon be released from any further liabilities or obligations with respect to the Deposit.

Section 10.04                      Compensation.  Escrow Agent shall receive no compensation for its services performed pursuant to this Agreement except for reasonable attorneys’ fees and costs incurred as a result of any dispute between the parties hereto.  Such fees and costs shall be borne by the party adjudged by a court of competent jurisdiction to have been at fault.

Section 10.05                      Liability of Escrow Agent.  The parties covenant and agree that in performing any of its duties under this Agreement, Escrow Agent shall not be liable for any Loss which it may incur as a result of serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence.  Accordingly, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities; or (ii) any action taken or omitted to be taken in reliance upon any document, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement; or (iii) failure, insolvency, or inability of the depositary to pay said funds upon demand for withdrawal; or (iv) levies by taxing authorities based upon the taxpayer identification number used to establish an interest bearing account.  Seller and Purchaser, hereby agree, jointly and severally, to indemnify and hold harmless Escrow Agent against any and all Losses which may be imposed upon or incurred by Escrow Agent in connection with its serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence.

Section 10.06                      Effect of Failure to Close on Venture Agreement.  If any transaction contemplated by this Agreement does not close for any reason, including due to a default by Seller or Purchaser or their respective Affiliates or the failure of a condition to the closing of any such contemplated transaction, the same shall not have any effect on the Venture Agreement or any other documents, instrument and agreement existing with respect to the Facilities or the ownership thereof.

Article XI.

MISCELLANEOUS

Section 11.01                      Further Actions.  From time to time before, at and after the Closing, each party will execute and deliver such documents as reasonably requested by any other party in order more effectively to consummate the transactions contemplated hereby, provided that such documents do not impose additional Liabilities on such party.

Section 11.02                      Consents under Venture Agreement.  The parties acknowledge that the transactions contemplated hereunder may require the consent of Purchaser and Seller in accordance with the terms of the Venture Agreement, and the execution and delivery by Purchaser and Seller of this Agreement shall evidence any such required consent.

Section 11.03                      Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, or by electronic mail or facsimile (provided that an additional copy is delivered by one of the foregoing methods), addressed as follows:

(a)                                 If to Seller, to:

c/o Heitman Capital Management LLC

191 North Wacker Drive, Suite 2500

Chicago, Illinois 60606

Attention: Howard Edelman

Telecopy No: (312) 541-6789

Telephone No: (312) 855-6547

with a copy to:

Mayer Brown LLP

350 S. Grand Avenue, Suite 2500

Los Angeles, California 90071

Attention: Brian May, Esq.

Telecopy No: (213) 625-0248

Telephone No: (213) 229-5113

(b)                                 If to Purchaser, to:

c/o Sunrise Senior Living, Inc.

7900 Westpark Drive, Suite T-900

McLean, Virginia 22102

Attn.: General Counsel

Telecopy No.: (703) 744-1990

Telephone No.: (703) 854-0334

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn.: Eugene A. Pinover, Esq.

Telecopy No.: (212) 728-9254

Telephone No.: (212) 728-8254

or such other address as a party may from time to time notify the other party in writing (as provided above).  Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the fifth Business Day following the date so mailed, (ii) if delivered by courier, on the date received and (iii) if sent by electronic mail or facsimile, on the date transmitted if during normal business hours of the recipient, and otherwise on the next Business Day of the recipient.

Section 11.04                      Entire Agreement.  This Agreement, the Exhibits and the other Documents contain the entire understanding among the parties with respect to the subject matter hereof and are intended to be a full integration of all prior or contemporaneous agreements, conditions or undertakings among the parties hereto.  There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among the parties with respect to the subject matter hereof other than as set forth in this Agreement and the Exhibits and other Documents.

Section 11.05                      Not Construed Against Drafter.  This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

Section 11.06                      Binding Effect; Benefits.  Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns.  Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.07                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties, provided that Purchaser may assign all of its respective rights under this Agreement to an Affiliate, provided further that (i) the representations and warranties of Purchaser shall be true and correct in all material respects as applied to the applicable assignee (with such immaterial modifications required to make such representations and warranties true as to such assignee), (ii) Purchaser shall execute and deliver to Seller a written instrument in form and substance satisfactory to the parties, in their reasonable discretion, in which Purchaser and the assignee agree to be jointly and severally liable for performance of all of the applicable assignee’s obligations under this Agreement, (iii) Purchaser shall deliver such other documents and instruments as reasonably requested by the other parties hereto, including appropriate certified resolutions of the members or boards of directors of Purchaser and the assignee and (iv) Purchaser shall remain fully liable for its obligations under this Agreement.

Section 11.08                      Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

Section 11.09                      Amendments and Waivers.  No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought.  Any waiver shall be effective only in accordance with its express terms and conditions.

Section 11.10                      Severability.  Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

Section 11.11                      Headings.  The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 11.12                      Counterparts.  This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

Section 11.13                      References.  All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

Section 11.14                      Exhibits.  Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit (other than Exhibits that are to be separately executed and delivered as Documents) is hereby incorporated by reference and made a part hereof as if fully set forth herein.

Section 11.15                      Attorneys’ Fees.  In the event any party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court.  For purposes of this Agreement, “prevailing party” shall mean, in the case of a Person asserting a claim, such Person is successful in obtaining substantially all of the relief sought, and in the case of a Person defending against or responding to a claim, such Person is successful in denying substantially all of the relief sought.

Section 11.16                      Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, SELLER’S INTEREST, THE FACILITIES OR THE RELATIONSHIP OF THE PARTIES HEREUNDER.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 11.17                      Facsimile and PDF Signatures.  Signatures to this Agreement transmitted by telecopy or by electronic mail in PDF format shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other parties, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature or signature transmitted by electronic mail in PDF format and shall accept the telecopied signature or signature transmitted by electronic mail in PDF format of each other party to this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

SELLER

HVP SUN INVESTOR LLC, a Delaware limited liability company

By:	Heitman Value Partners, L.P., its managing member

By:	Heitman Value Partners, LLC, its general partner

By:	/s/ Howard Edelman
Name:	Howard Edelman
Title:	Executive Vice President

By:	Heitman Value Partners (PF#1), L.P., its managing member

By:	Heitman Value Partners, LLC, its general partner

By:	/s/ Howard Edelman
Name:	Howard Edelman
Title:	Executive Vice President

[Signature Page to MSH Purchase and Sale Agreement]

PURCHASER

SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation

By:	/s/ Edward W. Burnett
Name:	Edward W. Burnett
Title:	Vice President

[Signature Page to MSH Purchase and Sale Agreement]

SELLER PARENT

Executed solely for the purpose of acknowledging and agreeing to the indemnity by the undersigned set forth in Section 9.04

By:	HEITMAN VALUE PARTNERS, L.P.

By:	Heitman Value Partners, LLC, its general partner

By:	/s/ Howard Edelman
Name:	Howard Edelman
Title:	Executive Vice President

By:	HEITMAN VALUE PARTNERS (PF#1), L.P.

By:	Heitman Value Partners, LLC, its general partner

By:	/s/ Howard Edelman
Name:	Howard Edelman
Title:	Executive Vice President

[Signature Page to MSH Purchase and Sale Agreement]

Executed for the purpose of acknowledging and agreeing
to the obligations of the Escrow Agent hereunder:

ESCROW AGENT

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Renee D. Bondaroff
Name:	Renee D. Bondaroff
Title:	A.V.P.

[Signature Page to MSH Purchase and Sale Agreement]